For Immediate Release	Exhibit 99.1

Earl O. Bradley, III
Phone: 931-552-6176

Patrick C. Greenwell
Phone: 931-552-6176

FIRST ADVANTAGE BANCORP
ANNOUNCES THIRD QUARTER 2008 DEVELOPMENTS AND INTENTION TO
FILE REGULATORY APPLICATION TO BEGIN STOCK BUY BACK;
FIRST FEDERAL SAVINGS BANK REMAINS “WELL CAPITALIZED”

Clarksville, Tennessee.  September 12, 2008.  First Advantage Bancorp (the “Company”) [Nasdaq:  FABK], the holding company for First Federal Savings Bank (the “Bank”), announced today that the U. S. government’s actions with respect to Federal Home Loan Mortgage Corporation (“Freddie Mac”) and Federal National Mortgage Association (“Fannie Mae”), both Government Sponsored Enterprises (GSEs), would adversely impact the value of the Bank’s perpetual preferred stock investments in Freddie Mac and Fannie Mae.

“Like many financial institutions, we were adversely affected by last Sunday’s announcement that the U.S. Treasury had placed these GSEs into conservatorship.  After the announcement, prices on Freddie Mac and Fannie Mae investments declined precipitously. We are disclosing further unrealized losses on these GSE investments, as well as the likelihood of further unrealized losses on certain other securities we hold, and we want to provide a timely update to all shareholders,” stated Earl O. Bradley, III, Chief Executive Officer.

“Notwithstanding these developments, the Company’s Board of Directors has authorized the Company’s Management to apply for regulatory approval for the Company to buy back up to 5.0% of its outstanding shares of common stock because, among other things, we continue to believe our stock represents a good value, currently trading at less than 75% of its book value, adjusted for the expected investment losses.  In addition, First Federal Savings Bank remains “well capitalized” under regulatory guidelines and we believe it ranks as the best capitalized FDIC insured financial institution in our local market.  Our core business is sound and continues to experience growth and our asset quality and credit quality have remained strong,” added Mr. Bradley.

As previously disclosed in the Company’s Form 10-Q for the second quarter of 2008, the Bank holds investment grade perpetual callable preferred securities issued by Freddie Mac and Fannie Mae.  The total book value of these securities at June 30, 2008 was approximately $13.5 million, net of unrealized losses totaling approximately $500,000.  At the close of the second quarter 2008, Management believed the decline in market value was temporary.  However, during the third quarter of 2008 the estimated fair market value of these securities has declined significantly. On September 7, 2008, the U.S. Treasury announced a plan to place Freddie Mac and Fannie Mae under conservatorship and the suspension of dividend payments and debt service on these securities.  Based upon these events, the Company now believes that it is likely these investments are other-than-temporarily impaired (“OTTI”) and, under the expected worse case scenario, it would recognize during the quarter ending September 30, 2008 a non-cash charge of approximately $13.5 million, pre-tax ($8.9 million, after tax), which is approximately equal to the net carrying value of these investments.  The non-cash charge would result in a decrease of approximately $1.69 per diluted share on an after tax basis as of August 31, 2008.  If the Company decides to sell these investments, Management believes that there will be adequate capital gains available in prior and subsequent tax periods to offset the capital loss which would allow the Company to realize the full tax benefit of the capital loss.

Additionally, as previously disclosed in the Company’s second quarter 2008 Form 10-Q, at June 30, 2008, the Company holds trust preferred securities (“PreTSLs”), with a total book value of approximately $4.9 million and unrealized losses totaling approximately $1.5 million at June 30, 2008.  As of the end of August 2008, the unrealized loss on these investments totaled approximately $2.0 million.  The PreTSLs are collateralized debt obligations consisting primarily of financial institution trust preferred debt.  While the Company continues to evaluate its PreTSL holdings, at this time Management believes that it is likely that it would record an OTTI non-cash charge against earnings for the quarter ending September 30, 2008 of approximately $2.0 million pre-tax ($1.2 million after tax).  The expected non-cash charge would result in a decrease of approximately $0.23 per diluted share on an after tax basis as of August 31, 2008.

Management believes that, in the expected worse case scenarios as described above, First Federal Savings Bank would remain “well capitalized” in accordance with regulatory requirements.  At June 30, 2008, the Bank’s Tier 1 core capital ratio was 16.32% and its Tier 1 risk based capital ratio was 27.81% which was well in excess of the 5.0% and 10.0%, required to remain well capitalized.  Had the OTTI charges on the GSE and PreTSL securities occurred during the second quarter of 2008, the Bank’s Tier 1 core capital ratio would have been approximately 13.92% and its Tier 1 risk based capital ratio would have been approximately 23.43% at June 30, 2008 and the Bank would still have been “well capitalized” under regulatory guidelines.

The Company completed its initial public offering on November 29, 2007 in connection with the completion of the Bank’s conversion from the mutual to stock form of ownership.  Under regulatory guidelines, the Company is generally prohibited from repurchasing any of its outstanding shares of common stock during the first year after the completion of the Bank’s conversion.  On September 10, 2008, the Company’s Board of Directors authorized the Company’s Management to submit an application to the Office of Thrift Supervision for approval to repurchase up to 5.0% of the Company’s outstanding shares of common stock.  No assurances can be given that the application will be approved or the timing of the receipt of approval, if received.  Following the first anniversary of the completion of the Bank’s conversion, the Company generally would not have to obtain prior regulatory approval to repurchase its common stock.

About First Advantage Bancorp

Founded in 1953, First Federal Savings Bank, a wholly-owned subsidiary of First Advantage Bancorp, is a federally chartered savings bank headquartered in Clarksville, Tennessee.  The Bank operates as a community-oriented financial institution, with four full-service offices and one limited service office in Montgomery County, Tennessee which is approximately 40 miles northwest of Nashville near the Kentucky border.  First Federal Savings Bank offers a full range of retail and commercial financial services.  The Bank’s website address is www.firstfederalsb.com.  First Advantage Bancorp stock trades on the Nasdaq Global Market under the symbol “FABK.”

Forward-Looking Statements

Certain statements contained herein are forward-looking statements that are based on assumptions and may describe future plans, strategies, and expectations of First Advantage Bancorp. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiary include, but are not limited to, changes in interest rates, national and regional economic conditions, legislative and regulatory changes, monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality and composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in First Federal Savings Bank’s market area, changes in real estate market values in First Federal Savings Bank’s market area, changes in relevant accounting principles and guidelines and the inability of third party service providers to perform. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Except as required by applicable law or regulation, the Company does not undertake, and specifically disclaims any obligation, to release publicly the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.